UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2007

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal executive offices)		(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Restricted Stock. On January 28, 2007, the Compensation Committee of the Board of Directors of Kraft Foods Inc. (the “Company”) approved the grant of shares of restricted stock under the 2005 Performance Incentive Plan (the “2005 PIP”), effective January 29, 2007, the grant date, to certain named executive officers in the 2006 Proxy Statement (the “Named Executive Officers”) and the Company’s current Chief Executive Officer, in the amounts indicated below:

Name	Shares of Restricted Stock
Irene B. Rosenfeld	144,280
Marc S. Firestone	20,200
Franz-Josef Vogelsang	28,860

The restricted stock awards vest approximately 3 years from the grant date, on February 12, 2010. A form of restricted stock agreement is attached as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

2007 Annual Incentive Awards Formula. In addition, on January 28, 2007, the Compensation Committee approved a formula for determining the maximum award amounts for 2007 annual incentive awards under the 2005 PIP, which formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax-deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum award amounts for the 2007 annual incentive awards will be determined based on an annual performance incentive pool equal to 0.40% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, annual incentive award amounts under the 2005 PIP are limited to the shareholder-approved maximum defined in the 2005 PIP of $10.0 million.

At the conclusion of 2007, the annual performance incentive pool for the 2007 annual incentive awards will be calculated and divided among the covered officers. The Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining two-thirds of the pool will be allocated equally among the remaining covered officers, subject in each instance to the maximum individual award amount defined in the 2005 PIP.

2007 — 2009 Long Term Incentive Plan Award Formula. On January 28, 2007, the Compensation Committee also approved a formula for determining the maximum award amounts for the 2007-2009 performance cycle of the Long-Term Incentive Plan awards under the 2005 PIP, which formula reflects the

Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax-deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum award amounts for the 2007-2009 long term incentive awards will be determined based on a performance incentive pool equal to 0.40% of the of cumulative adjusted net earnings of the Company during the three-year performance cycle. Cumulative adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, Long-Term Incentive Plan award amounts under the 2005 PIP are limited to the shareholder-approved maximum defined in the 2005 PIP of $24.0 million.

At the conclusion of the 2007 — 2009 performance cycle, the performance incentive pool for the Long-Term Incentive Plan awards will be calculated and divided among the covered officers. The Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining two-thirds of the pool will be allocated equally among the remaining covered officers, subject in each instance to the maximum individual award amount defined in the 2005 PIP.

2008 Annual Stock Awards Formula. In addition, on January 28, 2007, the Compensation Committee approved a formula for determining the maximum stock award amounts for the 2008 annual stock awards under the 2005 PIP, which formula reflects the Company’s intention to qualify, to the extent possible, equity compensation paid to covered officers as tax-deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum award amounts for the 2008 annual stock awards will be determined based on a grant value pool equal to 1.00% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, annual stock awards under the 2005 PIP are limited to the shareholder-approved maximum defined in the 2005 PIP of 1.0 million shares.

At the conclusion of 2007, the grant value pool for the 2008 annual stock awards will be calculated and divided among the covered officers. The Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining two-thirds of the pool will be allocated equally among the remaining covered officers, subject in each instance to the maximum individual award amount defined in the 2005 PIP.

The Company will provide additional information regarding the compensation of its named executive officers in its Proxy Statement for the 2007 Annual Meeting of Stockholders, which will be filed in March 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

/s/ CAROL J. WARD
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary

Date: February 1, 2007

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Restricted Stock Agreement